Exhibit (a)(1)(I)

Website established by Information Agent- http://www.dfking.com/tender

Offer to Purchase for Cash

Up to 3,740,000 Shares of Common Stock

of

WHITE ELECTRONIC DESIGNS CORPORATION

at

$4.25 Net Per Share

by

Desert Equity LP

To view copies of the Offer documents please click on the documents below:

Offer to Purchase, dated August 18, 2009.

Letter of Transmittal.

Notice of Guaranteed Delivery.

Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

Guidelines for Certification of Taxpayer Identification Number on Substitute Form W−9.

If you have any questions, or like to receive a copy of the Offer materials, please call the Information Agent for the Offer:

D. F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, NY 10005

Banks and Brokerage Firms, Call Collect: (212) 269-5550

All Others Please Call Toll Free: (800) 488-8035